Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 10, 2006, except for paragraph 7 of footnote 12, as to which the date is January 17, 2007 accompanying the financial statements and schedule of Salary.com, Inc. contained in the Amendment No. 3 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Amendment No. 3 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/    Grant Thornton LLP

Boston, Massachusetts

February 7, 2007